NUVEEN INVESTMENT TRUST

NOTICE OF CONTINUANCE OF INVESTMENT SUB-ADVISORY AGREEMENT

WHEREAS, Nuveen Fund Advisors, LLC, a Delaware limited liability company (the “Manager”) and Tradewinds Global Investors, LLC, a Delaware limited liability company (the “Sub-Adviser”) have entered into a Sub-Advisory Agreement, pursuant to which the Sub-Adviser furnishes investment advisory services to a series of Nuveen Investment Trust as listed on attached Schedule A; and

WHEREAS, pursuant to the terms of the Agreement, the Agreement shall continue in force from year to year after the initial effective period, provided that such continuance is specifically approved for each Portfolio (as defined in the Agreement) at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder.

NOW THEREFORE, this Notice memorializes between the parties that the Board of Trustees of Nuveen Investment Trust, including the independent Trustees, at a meeting called in part for the purpose of reviewing the Agreement, have approved the continuance of the Agreement with respect to each Portfolio until August 1, 2016, in the manner required by the Investment Company Act of 1940.

Dated as of July 28, 2015

NUVEEN FUND ADVISORS, LLC

By:	/s/ Gifford R. Zimmerman
Managing Director

ATTEST:

/s/ Virginia O’Neal

TRADEWINDS GLOBAL INVESTORS, LLC

By:	/s/ Jeff Cusack
Its:	President

ATTEST:

/s/ Avi Mizrachi

SCHEDULE A TO SUB-ADVISORY AGREEMENT RENEWAL

AGREEMENTS BETWEEN NUVEEN FUND ADVISORS, LLC AND TRADEWINDS GLOBAL INVESTORS, LLC

Fund in Nuveen Investment Trust	Date of Contract	Date of Renewal
Nuveen Tradewinds Value Opportunities Fund	10-1-14	8-1-15